Exhibit 99.1

For More Information

Equifax

Tim Klein

404-885-8555

404-771-2029 (wireless)

tim.klein@equifax.com

IXI

Erica Gunn

800-210-4323

www.ixicorp.com

Equifax Closes IXI Transaction

Atlanta – October 28, 2009 – Equifax Inc. (NYSE:EFX) today confirmed it has satisfied all closing conditions and has completed its acquisition of IXI Corporation, a leader in collecting, analyzing and delivering consumer wealth and asset data.  IXI will now become part of Equifax’s US Consumer Information Solutions (USCIS) unit.

IXI’s primary center of operations will remain based in the McLean, VA area. Tom Dailey, currently president and CEO of IXI will continue as its leader reporting into USCIS President Dann Adams.

About Equifax (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

With a strong heritage of innovation and leadership, Equifax continuously delivers innovative solutions with the highest integrity and reliability.  Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, and much more.  We empower individual consumers to manage their personal credit information, protect their identity, and maximize their financial well-being.

Headquartered in Atlanta, Equifax Inc. operates in the U.S. and 14 other countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

About IXI Corporation (www.IXIcorp.com)

For over 15 years, IXI has helped the nation’s leading financial services and consumer marketing firms optimize marketing efforts, manage risk, identify growth markets, and enhance practice and performance management.  IXI solutions enable marketing, sales, and risk management executives to differentiate and target consumer households based on measures of wealth, income, spending, credit, investment style, share-of-wallet, and share-of-market.

Through its exclusive network of more than 95 leading U.S. financial institutions, IXI directly measures approximately $10 trillion in U.S. consumer assets and investments, comprising over 42% of all U.S. invested assets. IXI combines its patented process for collecting and classifying consumer asset data with proprietary measures of income, spending, and credit, to create the most reliable and granular financial database available today. Using this unrivalled database, IXI builds solutions that provide firms financial and economic insight for every U.S. household.

IXI is a privately held company headquartered in McLean, Virginia. It was recently named to the Deloitte Touche 500 Fastest Growing Technology companies list.

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